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                                                             Exhibit 12

              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Six Months Ended
                                                        June 30,
                                                   1997          1996
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $ 83,338      $ 91,645
  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                         248,868       247,251
  Implicit interest in rents                        5,408         6,249

Total earnings                                   $337,614      $345,145

Fixed charges:

  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale                                         $248,868      $247,251
  Implicit interest in rents                        5,408         6,249

Total fixed charges                              $254,276      $253,500


Ratio of earnings to fixed charges                   1.33          1.36

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